Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Envestnet, Inc.:

We consent to the use of our report with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated February 28, 2020 refers to a change in the Company’s method of accounting for revenue transactions with customers as of January 1, 2018 due to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers, as amended, and a change in the method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Update No. 2016-02, Leases, as amended.

Our report dated February 28, 2020 on the effectiveness of internal control over financial reporting as of December 31, 2019 contains an explanatory paragraph that states that on April 1, 2019, the Company acquired certain assets and assumed certain liabilities of the PortfolioCenter business and on May 1, 2019 the Company acquired PIEtech, Inc., (collectively the “Acquired Companies”), and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019, the Acquired Companies’ internal control over financial reporting associated with total assets of $605,787 thousand and total revenues of $37,020 thousand included in the consolidated financial statements of Envestnet, Inc. and subsidiaries as of and for the year ended December 31, 2019. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over the financial reporting of the Acquired Companies.

Denver, Colorado

October 29, 2020